EXHIBIT 23


                               Consent of KPMG LLP



The Board of Directors
AMCOL International


We consent to incorporation by reference in the registration statements (Nos. 33-34109, 33-55540, 33-73350 and 333-56017) on Form S-8 of AMCOL International
Corporation of our report dated March 2, 2000, relating to the consolidated balance sheets of AMCOL International Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule which report appears in the December 31, 1999, annual report on Form 10-K of AMCOL International Corporation.


/s/ KPMG LLP


Chicago, Illinois
March 2, 2000